Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711
For Immediate Release:
May 2, 2012 ~ 10:00 a.m.

Chemung Financial Reports 1st Quarter Earnings

Chemung Financial Corporation today reported first quarter 2012 unaudited net income of $3.615 million compared to year-earlier results of $1.665 million, an increase of $1.950 million or 117.1%.  Earnings per share for the quarter totaled $0.78 as compared with $0.46 a year ago, an increase of 69.6% on 1,017,578 additional average shares outstanding resulting principally from the April 2011 acquisition of Fort Orange Financial Corp. (“FOFC”) and its subsidiary bank, Capital Bank & Trust Company (“Capital Bank”).

In a prepared statement released this morning, Ronald M. Bentley, President & CEO, stated:

“The significant increase in our first quarter net income compared to the first quarter of last year was due in part to a $1.032 million decrease in one-time pre-tax costs related to our acquisition of FOFC, as well as the recognition of a $759 thousand casualty gain from flood insurance reimbursements in excess of the carrying amount of fixed assets destroyed in the September 2011 flooding of our Owego and Tioga offices.  I am very pleased to report that these offices were both reopened in February of this year, and we thank all of our clients for their support and patience during the renovation of these offices.  We also attribute the increase in net income to the Capital Bank acquisition, particularly the increase in our net interest income.

Net interest income of $12.016 million was $3.470 million or 40.6% higher than the first quarter of 2011, while the net interest margin increased 44 basis points to 4.28%.  A portion of the increase in both net interest income and margin was the result of payments received on certain loans acquired from Capital Bank which were considered to be purchased credit impaired (“PCI”) loans exceeding the amount expected to be received by approximately $482 thousand, with this amount recorded in interest income.  This had a positive impact on net interest margin of 17 basis points.  The balance of the increase in net interest income was due primarily to the Capital Bank acquisition and the resulting increase in average earning assets, as well as an increase in yield on those assets and a decrease in the cost of average interest bearing liabilities.

-- more --
A $352 thousand increase in the first quarter provision for loan losses as compared to the first quarter of 2011 includes $227 thousand of impairment charges related to PCI loans.  The balance of the increase reflects management’s assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, overall credit quality, current economic conditions and loan growth.

Non-interest income increased  $549 thousand or 12.6% compared with year-earlier results due principally to the above mentioned casualty gain on flood insurance reimbursements, as well as increases in Wealth Management Group fee income, gains on the sale of securities and check card interchange fee income.  These increases were somewhat offset primarily by a decrease in revenue from our equity investment in Cephas Capital Partners, L.P.

Excluding the above mentioned decrease in one-time acquisition related costs, all other operating expenses were $1.510 million or 16.1% higher than first quarter 2011 expenses due in large part to expenses at the Capital Bank offices acquired.  The overall increase was primarily due to higher compensation and employee benefit costs, as well as increases in data processing costs, net occupancy costs, loan and other real estate owned expenses, amortization of intangible assets and marketing and advertising.

Since year-end 2011, total assets have increased $38.2 million or 3.1% to $1.254 billion and total deposits were up $40.2 million or 4.0% to $1.039 billion.  Additionally, since December 31, 2011, total loans have grown by $6.1 million or 0.8% to $803.0 million due in large part to loan growth at our Capital Bank offices.  Shareholders’ equity at the end of the quarter totaled $128.8 million with all capital ratios in excess of those required to be considered well-capitalized.”

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the holding company for Chemung Canal Trust Company, a full service community bank with full trust powers.  Established in 1833, Chemung Canal Trust Company is the oldest active independent bank in New York State.  Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance.  CFS Group, Inc. was founded in 2001.
-- 30 --
**************************************

The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality.  These statements constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation’s actual operating results to differ materially.